Knoll 1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll Reports Strong Third Quarter 2011 Results;

Company to receive the Smithsonian's Cooper Hewitt National Design Award tomorrow in New York City

EAST GREENVILLE, PA, October 19, 2011- Knoll, Inc. (NYSE: KNL) today announced results for the third quarter ended September 30, 2011. Net sales were $239.5 million for the quarter, an increase of 18.5% over the third quarter 2010. Operating profit was $25.0 million, an increase of 30.9% over the third quarter 2010. Operating profit as a percent of net sales increased 90 basis points to 10.4% from the third quarter of 2010. Net income was $18.4 million, an increase of 192.1% over the third quarter 2010. Diluted earnings per share for the third quarter of 2011 was $0.39, an increase of 178.6% from earnings per share of $0.14 for the third quarter of 2010.

"We are pleased to continue to generate strong growth and leverage that into increased earnings per share," commented Andrew Cogan, CEO. "Our strategy of focusing on high design, high margin businesses continues to work well. We are looking forward to tomorrow night's Cooper Hewitt National Design Awards Gala where we will receive the 2011 award for Corporate and Institutional Achievement. This award speaks powerfully to our commitment to design in everything we do."

Third Quarter Results

Third quarter 2011 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	9/30/11	9/30/10	Change

Net Sales	$239.5	$202.1	18.5%
Gross Profit	78.9	67.5	16.9%
Operating Expenses	53.9	48.2	11.8%
Operating Profit	25.0	19.1	30.9%
Net Income	18.4	6.3	192.1%
Earnings Per Share - Diluted	.39	.14	178.6%

Net sales for the quarter were $239.5 million, an increase of $37.4 million, or 18.5%, over the third quarter of 2010. During the quarter we experienced increased volumes across all product categories with the largest gain occurring in office systems. Geographically, sales growth in North America outpaced international.

Gross profit for the third quarter of 2011 was $78.9 million, an increase of $11.4 million, or 16.9%, over the same period in 2010. Gross profit as a percentage of net sales decreased to 32.9% in the third quarter of 2011 from 33.4% in the same quarter of 2010. The decrease in gross margin from the third quarter of 2010 largely resulted from material and transportation inflation as well as unfavorable movements in foreign exchange. Sequentially, gross profit as a percentage of net sales increased to 32.9% from 32.1% in the second quarter of 2011. The increase in gross margin from the second quarter of 2011 was largely the result of improved pricing, more favorable customer mix, and better factory performance.

Operating expenses for the quarter were $53.9 million, or 22.5% of net sales, compared to $48.2 million, or 23.8% of net sales, for the third quarter of 2010. The increase in operating expenses during the third quarter of 2011 was in large part due to increased sales commissions and incentive compensation resulting from our higher sales and profits.

We generated operating profit for the third quarter of 2011 of $25.0 million, an increase of $5.9 million, or 30.9%, over the same period in 2010. Operating profit as a percentage of net sales was 10.4% for the third quarter of 2011. Operating profit as a percentage of net sales was 9.5% for the third quarter of 2010.

Interest expense during the quarter decreased $3.7 million over the third quarter 2010. The decrease in interest expense is due to our lower outstanding debt and the expiration of two interest rate swap agreements that expired on June 9, 2011. Other income for the third quarter 2011 was $4.1 million consisting of foreign exchange gains that resulted from favorable movement in the Canadian dollar since the second quarter of 2011. Other expense for the third quarter of 2010 was $4.3 million. During the third quarter 2010 we recorded a $1.2 million non-cash expense related to the ineffective portion of our interest rate swaps. Also included in other expense during the third quarter of 2010 was $3.6 million of foreign exchange losses and $0.5 million of miscellaneous income.

Our effective tax rate was 34.0% for the quarter, as compared to 36.3% for the same period last year. The decrease in the effective tax rate is largely due to the mix of pretax income in the countries in which we operate. Net income for the third quarter 2011 was $18.4 million, or $0.39 diluted earnings per share, as compared to $6.3 million, or $0.14 diluted earnings per share, for the same quarter in 2010.

Cash generated from operations during the third quarter 2011 was $18.4 million, compared to $20.2 million in the same period of 2010. Capital expenditures for the third quarter 2011 totaled $2.6 million compared to $1.1 million for 2010. We repaid $13.1 million of debt during the third quarter of 2011, compared to $22.1 million during the third quarter of 2010. We also paid a quarterly dividend of $4.6 million, or $0.10 per share, in the third quarter of 2011 compared to $0.9 million, or $0.02 per share, in the third quarter of 2010.

"Despite the current economic uncertainty, we continued to both improve our operating performance and strengthen our balance sheet. Operating margin is over 10%, our bank leverage ratio is now below 2:1 and our all bank revolver debt is at a 10 year low", commented Barry L. McCabe, EVP & CFO.

Bank leverage ratio is calculated in accordance with our revolving credit facility by dividing (i) outstanding debt by (ii) EBITDA (as defined in our revolving credit facility) for the last twelve months. For details of the leverage ratio calculation, please see below.

Dollars in millions	9/30/2011

Debt Levels (1)	$ 220.0

LTM Net Income	$ 51.4

LTM Adjustments

Interest	12.0

Taxes	28.0

Depreciation and Amortization	18.4
-
Non-cash items (2)	10.0

LTM Adjusted EBITDA	$ 119.8

Bank Leverage Calculation (3) 1.84 x
(1) - Debt levels include outstanding letters of credit.
(2) - Non-cash items include stock-based compensation expenses, unrealized gains and losses on foreign exchange, restructuring charges, and unrealized gains/losses on our interest rate swaps (as set forth in Knoll's senior secured credit facility).
(3) - Debt divided by LTM Adjusted EBITDA.

Note: For more details on this calculation, please see Knoll's Senior Credit Agreement dated June 29, 2007, a copy of which is attached to Knoll, Inc.'s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 9, 2010.

Conference Call Information

Knoll will host a conference call on Wednesday, October 19, 2011 at 10:00 A.M. EST to discuss its financial results.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 866 383-8108

International 617 597-5343

Passcode 21159767

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through October 26, 2011 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 40935229).

About Knoll

Knoll is the recipient of the 2011 National Design Award for Corporate and Institutional Achievement from the Smithsonian's Copper-Hewitt, National Design Museum. Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and the Canadian Green Building Council and can help companies achieve Leadership in Energy and Environmental Design LEED workplace certification. Knoll is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. This includes, without limitation, our statements and expectations regarding any current or future recovery in our industry. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$239,543	$202,149	$699,052	$569,683
Cost of sales	160,692	134,697	475,306	382,530

Gross profit	78,851	67,452	223,746	187,153
Selling, general, and administrative expenses	53,854	48,223	153,795	140,821
Restructuring and other charges	(18)	120	696	5,875

Operating income	25,015	19,109	69,255	40,457
Interest expense	1,226	4,877	8,615	13,440
Other (income) expense, net	(4,077)	4,274	(1,473)	3,369

Income before income tax expense	27,866	9,958	62,113	23,648
Income tax expense	9,477	3,618	21,547	6,417

Net income	$18,389	$6,340	$40,566	$17,231

Earnings per share:
Basic	$.40	$.14	$.88	$.38
Diluted	$.39	$.14	$.87	$.37
Weighted-average shares outstanding:
Basic	46,250,362	45,636,771	46,219,291	45,631,910
Diluted	46,792,225	46,154,165	46,858,766	46,020,432

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	September 30, 2011	December 31, 2010

ASSETS
Current assets:
Cash and cash equivalents	$10,738	$26,935
Customer receivables, net	130,784	126,780
Inventories	94,019	85,216
Prepaid and other current assets	20,509	22,229

Total current assets	256,050	261,160
Property, plant, and equipment, net	120,350	122,219
Intangible assets, net	296,545	298,347
Other noncurrent assets	4,493	5,706

Total Assets	$677,438	$687,432

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$-	$135
Accounts payable	78,948	101,206
Other current liabilities	95,069	90,577

Total current liabilities	174,017	191,918
Long-term debt	217,000	245,000
Other noncurrent liabilities	123,450	124,128

Total liabilities	514,467	561,046

Stockholders' equity	162,971	126,386

Total Liabilities and Stockholders' Equity	$677,438	$687,432

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Nine Months Ended September 30,
	2011	2010
	(Unaudited)	(Unaudited)

Net income	$40,566	$17,231

Cash Flows provided by Operating Activities	31,124	51,519

Cash Flows used in Investing Activities	(9,733)	(4,249)

Cash Flows used in Financing Activities	(39,696)	(42,668)

Effect of exchange rate changes on cash and cash equivalents	2,108	(2,749)

(Decrease) increase in cash and cash equivalents	(16,197)	1,853

Cash and cash equivalents at beginning of period	26,935	5,961

Cash and cash equivalents at end of period	$10,738	$7,814